Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

The St. Paul Travelers Companies, Inc.:

We consent to the incorporation by reference in the registration statements (SEC File No. 33-24575, No. 33-49273, No. 33-56987, No. 333-01065, No. 333-22329, No. 333-25203, No. 333-28915, No. 333-50941, No. 333-50943, No. 333-67983, No. 333-63114, No. 333-63118, No. 333-65726, No. 333-65728, No. 333-107698, No. 333-107699, No. 333-114135, No. 333-117726, No. 333-120998) on Form S-8 and (SEC File No. 333-92466, No. 333-92466-01, No. 333-98525, No. 333-98525-01) on Form S-3 of The St. Paul Travelers Companies, Inc. of our reports dated March 16, 2005, with respect to the consolidated balance sheet of The St. Paul Travelers Companies, Inc. as of December 31, 2004 and 2003, and the related consolidated statement of income (loss), shareholders’ equity, and cash flows, for each of the years in the three-year period ended December 31, 2004, and all related financial statement schedules, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 and the effectiveness of internal control over financial reporting as of December 31, 2004, which reports appear in the December 31, 2004, annual report on Form 10-K of The St. Paul Travelers Companies, Inc.

Our reports refer to a change in the Company’s method of accounting for goodwill and other intangible assets in 2002.

/s/ KPMG LLP

     KPMG LLP

Minneapolis, Minnesota

March 16, 2005